EXHIBIT 99.1

Thursday, July 22, 2021

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 22, 2021—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported quarterly consolidated net income of $8.1 million for the second quarter of 2021, which represents an increase of $4.3 million, or 116 percent, compared to the second quarter of 2020.  Adjusted net income increased $4.1 million, or 102 percent, for the second quarter of 2021 compared to the second quarter of 2020.

	Reported		Adjusted[1]
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	6/30/21	6/30/20	6/30/21	6/30/20
Net income (000's)	$8,090	$3,743	$8,090	$4,009
Earnings per share - basic and diluted	$2.19	$1.03	$2.19	$1.11
Annualized return on average assets	1.50%	0.77%	1.50%	0.82%
Annualized return on average equity	16.49%	8.41%	16.49%	9.00%

________________________

1The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized return on average assets (ROA) and adjusted annualized return on average equity (ROE), to provide meaningful information about operating performance by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income. Adjusted net income for the second quarter and first six months of 2020 excludes the effects of merger related expenses, branch consolidation charges and certain one-time tax benefits. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

The Corporation reported consolidated net income of $15.3 million for the first six months of 2021, which represents an increase of $7.9 million, or 107 percent, as compared to the first six months of 2020.  Adjusted net income increased $6.8 million, or 81 percent, for the first six months of 2021 compared to the first six months of 2020.

	Reported		Adjusted
	For The Six Months Ended		For The Six Months Ended
Consolidated Financial Highlights (unaudited)	6/30/21	6/30/20	6/30/21	6/30/20
Net income (000's)	$15,255	$7,382	$15,255	$8,433
Earnings per share - basic and diluted	$4.11	$2.01	$4.11	$2.30
Annualized return on average assets	1.43%	0.78%	1.43%	0.89%
Annualized return on average equity	15.83%	8.34%	15.83%	9.53%

Key highlights for the second quarter and first six months of 2021 are as follows.  Comparisons are to the corresponding periods in the prior year unless otherwise stated.

●	The Corporation recorded a net reversal of provision for loan losses of $600,000 on a consolidated basis for the second quarter of 2021 and a net reversal of provision for loan losses of $320,000 for the first six months of 2021 as a result of recoveries exceeding charge-offs at the consumer finance segment and decreases to the allowance for loan losses at the community banking segment and consumer finance segment as a result of strong asset quality, partially offset by loan growth. This represents a decrease in the provision for loan losses of $4.2 million and $6.6 million for the second quarter and first six months, respectively. During the second quarter of 2021, the consumer finance segment and community banking segment released a portion of the reserves recognized during 2020, as credit deterioration since the onset of the COVID-19 pandemic has so far not been experienced to the extent previously anticipated;
●	The community banking segment recognized net origination fees related to Paycheck Protection Program (PPP) loans of $1.2 million and $2.1 million for the second quarter and first six months of 2021, respectively, primarily as a result of PPP loans that were forgiven or repaid;

●	Interest expense decreased $1.2 million for the second quarter of 2021 and $3.0 million for the first six months of 2021 due primarily to lower rates on time deposits and a shift in funding to lower cost deposits;
●	Average loans outstanding at the community banking segment, excluding PPP loans, increased 2.8 percent for the second quarter and 3.4 percent for the first six months;
●	Consolidated annualized net interest margin was 4.37 percent for the second quarter of 2021, compared to 4.61 percent and 4.33 percent for the second quarter of 2020 and first quarter of 2021, respectively, and was 4.35 percent for the first six months of 2021, compared to 4.76 percent for the first six months of 2020. The increase in the second quarter of 2021 compared to the first quarter of 2021 was due primarily to higher average yields on loans (including higher net origination fees recognized on PPP loans) and lower cost of deposits;
●	Mortgage banking segment net income decreased 15 percent for the second quarter of 2021 and increased 17 percent for the first six months of 2021, respectively, as both periods were affected by higher margins on sales of mortgage loans, while mortgage loan originations decreased 15 percent for the second quarter of 2021 and increased 13 percent for the first six months of 2021;
●	The consumer finance segment experienced net recoveries at an annualized rate of 0.07 percent of average total loans for the first six months of 2021, compared to net charge-offs of 1.99 percent for the first six months of 2020, due to borrowers generally benefitting from government stimulus measures related to the COVID-19 pandemic, continued improvement in the credit quality of purchased loans and elevated values for used autos, which result in lower charge-offs upon sale of repossessed autos; and
●	The consumer finance segment’s average loan yield declined due to continued competition for non-prime auto loans and growth in higher quality, lower-yielding loans, including marine and recreational vehicle loans.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “We continue to see encouraging signs in the economies in our markets and in our business segments, although many of our business customers have struggled to hire needed employees.  Each of our business segments has had an increase in net income for the first six months of the year.  While we believe mortgage loan originations will decline in the second half of the year relative to last year, we are very optimistic about our 2021 earnings.  Excluding the impact of PPP loans, loans continue to grow at both our community banking and consumer finance segments, and our asset quality remains very strong.   We also continue to have growth in both consumer and business checking accounts, which has resulted in very strong core deposit growth compared to 2020.  While net interest margin compression remains a challenge, we believe our diversified business strategy will continue to benefit us.”

Community Banking Segment.  The community banking segment reported net income of $3.9 million and $6.7 million for the second quarter and first six months of 2021, respectively, compared to $294,000 and $951,000, respectively, for the same periods in 2020. Net income increased $3.6 million for the second quarter of 2021 and $5.8 million for the first six months of 2021, compared to the same periods in 2020, due primarily to higher adjusted net income, as described below, and merger related expenses and branch consolidation charges recognized in 2020, partially offset by benefits of a change in tax law recognized in 2020.

Adjusted net income for the community banking segment, which excludes the effects of merger related expenses, branch consolidation charges and one-time income tax benefits, was $3.9 million and $6.7 million for the second quarter and first six months of 2021, respectively, compared to $560,000 and $1.9 million, respectively, for the same periods in 2020. Adjusted net income for the community banking segment increased $3.4 million for the second quarter of 2021 and $4.8 million for the first six months of 2021, compared to the same periods in 2020 due primarily to (1) lower provision for loan losses, resulting from reserves recognized in 2020 related to the COVID-19 pandemic, a portion of which were released in the second quarter of 2021, partially offset by loan growth, (2) lower cost of deposits, (3) higher interest income on loans, due primarily to recognition of fees on PPP loans, higher average advances to fund loans at subsidiaries (primarily related to repayment of a third-party bank line of credit at the consumer finance segment in the second quarter of 2020), and loan growth, (4) higher income from debit card interchange and (5) the sale of an other real estate owned (OREO) property in the second quarter of 2021, which resulted in a gain of $399,000, partially offset by (1) higher occupancy expense related to the opening of two financial centers in the third quarter of 2020 and (2) lower fee income from interest rate swaps for commercial borrowers.

Average loans increased $37.7 million, or 3.8 percent, for the second quarter of 2021 and $82.0 million, or 8.5 percent, for the first six months of 2021, compared to the same periods in 2020.  Excluding the impact of PPP loans, average loans increased $26.0 million, or 2.8 percent, for the second quarter of 2021 and $31.3 million, or 3.4 percent, for the first six months of 2021, compared to the same periods in 2020.  In addition to the increase resulting from PPP loans, the increase in average loans outstanding for the second quarter and first six months of 2021 compared to the same periods in 2020 resulted primarily from growth in the commercial real estate segment of the loan portfolio. Average deposits increased $250.6 million, or 15.8 percent, for the second quarter of 2021 and $281.3 million, or 18.4 percent, for the first six months of 2021, compared to the same periods in 2020, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were higher for the second quarter of 2021 and lower for the first six months of 2021 compared to the same periods in 2020. Interest rates declined in 2020, resulting in lower repricing of variable rate loans and lower average yields on new lending, while recognition of net origination fees on PPP loans was higher for the second quarter and first six months of 2021 compared to the same periods in 2020 as a result of PPP loans that were forgiven or repaid.  PPP loans earn interest at a note rate of one percent as well as net origination fees that are amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  Net PPP origination fees recognized in the second quarter and first six months of 2021 were $1.2 million and $2.1 million, respectively, compared to net PPP origination fees recognized in the second quarter and first six months of 2020 of $377,000.  Since the second quarter of 2020, the community banking segment has recognized $3.7 million of net fees under the PPP, and there were unrecognized net deferred PPP fees at June 30, 2021 of $2.6 million, which are expected to be recognized primarily in 2021 and 2022. Also offsetting the effect of lower interest rates on loans for the second quarter of 2021 compared to the second quarter of 2020 was higher interest income on purchased credit impaired (PCI) loans.  The recognition of interest income on PCI loans, which were acquired in connection with past mergers and acquisitions, is based on management’s expectation of future payments of principal and interest, which are inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the second quarters and first six months of 2021 and 2020. Interest income recognized on PCI loans was $1.0 million and $729,000 for the second quarters of 2021 and 2020, respectively, and was $1.5 million and $1.7 million for the first six months of 2021 and 2020, respectively.

C&F Bank’s total nonperforming assets were $3.7 million at June 30, 2021 compared to $3.9 million at December 31, 2020. Nonperforming assets included $2.9 million in nonaccrual loans and $857,000 in OREO at June 30, 2021 and included $3.0 million in nonaccrual loans and $907,000 in OREO at December 31, 2020.  Nonaccrual loans were comprised primarily of one commercial relationship at June 30, 2021 and December 31, 2020.  The community banking segment recorded a net reversal of provision for loan losses of $200,000 for the second quarter and first six months of 2021, compared to provision for loan losses of $1.4 million and $2.4 million for the second quarter and first six months of 2020, respectively. As of June 30, 2021, compared to December 31, 2020, there have not been significant changes in the overall credit quality of the loan portfolio, although management believes that the effects of PPP loans and government stimulus may still be delaying signs of credit deterioration. At June 30, 2021, the allowance for loan losses decreased to $14.8 million, compared to $15.0 million at December 31, 2020.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases or weaker than expected consumer spending, additional provision for loan losses may be required in future periods.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $2.0 million for the second quarter of 2021, compared to net income of $2.3 million for the second quarter of 2020.  For the first six months of 2021, the mortgage banking segment reported net income of $4.5 million, compared to net income of $3.9 million for the first six months of 2020.

The decrease in net income of the mortgage banking segment for the second quarter of 2021 compared to the second quarter of 2020 was due primarily to higher salaries and benefits expense and lower volume of mortgage loan originations, partially offset by higher margins on loans originated for resale and higher lender services volume. The increase in net income of the mortgage banking segment for the first six months of 2021 compared to the first six months of 2020 was due primarily to higher margins on loans originated for resale and higher fee income as a result of higher volume of mortgage loan originations and higher lender services volume, partially offset by higher expenses, primarily tied to loan production, including salaries and benefits expense. Salaries and benefits expense was higher for the second quarter and first six months of 2021 compared to the same periods in 2020 as a result of higher average rates of loan officer commissions and due to the addition of operations staff to meet the demands of higher mortgage loan production volume.

Mortgage loan originations for the mortgage banking segment were $381.3 million and $803.8 million for the second quarter and first six months of 2021, respectively, compared to $448.3 million and $708.6 million for the second quarter and first six months of 2020, respectively.  Mortgage loan originations for the mortgage banking segment during the second quarter of 2021 for refinancings and home purchases were $108.2 million and $273.1 million, respectively, compared to $199.6 million and $248.7 million, respectively, during the second quarter of 2020.  Mortgage loan originations for the mortgage banking segment during the first six months of 2021 for refinancings and home purchases were $343.4 million and $460.4 million, respectively, compared to $335.4 million and $373.2 million, respectively, during the first six months of 2020.

Consumer Finance Segment.  The consumer finance segment reported net income of $2.9 million for the second quarter of 2021, compared to net income of $1.6 million for the second quarter of 2020. For the first six months of 2021, the consumer finance segment reported net income of $5.4 million, compared to net income of $3.6 million for the first six months of 2020.

The increase in net income of the consumer finance segment for the second quarter and first six months of 2021 compared to the same periods in 2020 was due primarily to lower provision for loan losses, resulting from reserves recognized in 2020 related to the COVID-19 pandemic, a portion of which were released in the second quarter of 2021, and lower net charge-offs, partially offset by lower interest income due to lower average yields on loans. The average yield on loans for the second quarter and first six months of 2021 was lower compared to the same periods in 2020 due to continued competition in the non-prime automobile loan business, including the effect of a lower interest rate environment, and the consumer finance segment’s pursuing growth in higher quality, lower yielding loans, which include prime marine and recreational vehicle (RV) loans.

The consumer finance segment experienced annualized net recoveries for the first six months of 2021 of 0.07 percent of average total loans, compared to net charge-offs of 1.99 percent for the first six months of 2020. The first six months of 2021 was the first reporting period in the consumer finance segment’s history that recoveries exceeded charge-offs. The decline in the net charge-off ratio for the first six months of 2021 compared to the first six months of 2020 reflects a lower number of charge-offs during 2021, due to improvement in loan performance, and lower losses per loan charged off as a result of a strong used car market.  Improvement in loan performance has resulted from the consumer finance segment continuing to purchase higher quality loans as well as borrowers benefitting from the government’s stimulus measures in response to the pandemic.  At June 30, 2021, total delinquent loans as a percentage of total loans was 1.77 percent, compared to 3.08 percent at December 31, 2020 and 2.05 percent at June 30, 2020. The allowance for loan losses was $23.4 million, or 7.04 percent of total loans at June 30, 2021, compared to $23.5 million, or 7.53 percent of total loans at December 31, 2020. The decrease in the level of the allowance for loan losses as a percentage of total loans is primarily a result of lower net charge-offs and the release of a portion of the reserves recorded in 2020 related to the COVID-19 pandemic.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  However, if there are further challenges to the economic recovery, including a resurgence in COVID-19 cases, weaker than expected consumer spending or a reduction in government stimulus prior to a recovery in employment, additional provision for loan losses may be required in future periods.

Capital and Dividends.  The Corporation increased its quarterly cash dividend by 5.3 percent compared to the previous quarterly dividend, to 40 cents per share during the second quarter of 2021.  This dividend, paid to shareholders on July 1, 2021, represents a payout ratio of 18.3 percent of earnings per share for the second quarter of 2021.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

In November 2020, the Board of Directors authorized a program, effective November 17, 2020, to repurchase up to 365,000 shares of the Corporation’s common stock through November 30, 2021. During the second quarter and first six months of 2021, the Corporation repurchased $4.5 million of its common stock. As of June 30, 2021, the Corporation has made aggregate common stock repurchases of 97,714 shares for an aggregate amount repurchased of $4.7 million under the share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $50.70 per share on July 21, 2021.  At June 30, 2021, the book value of the Corporation was $56.02 per share and the tangible book value per share was $48.41.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures, below.

C&F Bank operates 31 banking offices and 4 commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, including non-recurring gains or charges, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, potential effects of the COVID-19 pandemic, including on asset quality, the allowance for loan losses, provision for loan losses and interest rates, future dividend payments, strategic business initiatives and the anticipated effects thereof, including new or consolidated facilities, lending under the PPP loan program, future recognition of PPP origination fees, margin compression, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, including the effect of PPP loans and government stimulus related to COVID-19 on credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, and slowdowns in economic growth, and particularly related to further and sustained economic impacts of the COVID-19 pandemic, the effectiveness of the Corporation’s efforts to respond to the COVID-19 pandemic, the severity and duration of the pandemic, the pace and availability of vaccinations, the pace of economic recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (4) potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Corporation’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the Coronavirus Aid, Recovery, and Economic Security Act, (5) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s technology initiatives and other strategic initiatives, (21) the Corporation’s branch expansions and consolidations, (22) cyber threats, attacks or events, (23) expansion of C&F Bank’s product offerings, and (24) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	6/30/2021	12/31/2020	6/30/2020
Interest-bearing deposits in other banks	$150,741	$68,927	$64,526
Investment securities - available for sale, at fair value	356,886	286,389	247,133
Loans held for sale, at fair value	119,038	214,266	180,137
Loans, net:
Community Banking segment, excluding PPP loans	967,039	941,713	923,331
PPP loans	62,029	76,527	86,924
Mortgage Banking segment	9,801	6,271	4,590
Consumer Finance segment	309,424	288,739	278,051
Restricted stock, at cost	1,027	1,636	3,209
Total assets	2,168,644	2,086,310	1,983,204
Deposits	1,831,562	1,752,173	1,645,789
Repurchase agreements	23,570	20,455	22,648
Borrowings	55,840	55,714	68,688
Total equity	201,798	194,471	183,265

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Interest income	$23,866	$23,584	$46,942	$48,362
Interest expense	2,138	3,330	4,538	7,505
Provision for loan losses:
Community Banking segment	(200)	1,400	(200)	2,400
Mortgage Banking segment	30	-	60	-
Consumer Finance segment	(430)	2,200	(180)	3,850
Noninterest income:
Gains on sales of loans	5,947	4,605	13,005	8,281
Other	7,153	7,223	14,451	10,295
Noninterest expenses:
Salaries and employee benefits	15,714	14,354	31,327	25,171
Other	9,188	9,438	18,875	18,706
Income tax expense	2,436	947	4,723	1,924
Net income	8,090	3,743	15,255	7,382

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	22,491	22,235	44,324	45,162
Interest income on securities-FTE	1,468	1,466	2,809	2,881
Total interest income-FTE	24,007	23,753	47,227	48,693
Net interest income-FTE	21,869	20,423	42,689	41,188

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Six Months Ended
Average Balances	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020
Securities	$339,660	$288,696	$236,108	$314,319	$220,053
Loans:
Community Banking segment, excluding PPP loans	959,169	952,802	933,211	957,648	926,339
PPP loans	79,530	93,074	67,824	84,620	33,912
Mortgage Banking segment	138,329	174,415	142,309	156,272	108,017
Consumer Finance segment	325,218	314,223	301,555	319,751	305,836
Interest-bearing deposits in other banks	165,211	125,439	100,728	145,435	145,098
Total earning assets	2,007,117	1,948,649	1,781,735	1,518,291	1,374,104
Total assets	2,158,826	2,101,231	1,955,461	2,130,188	1,901,498

Time, checking and savings deposits	1,280,217	1,262,933	1,160,561	1,271,624	1,152,885
Borrowings	78,239	76,940	136,450	77,593	150,855
Total interest-bearing liabilities	1,358,456	1,339,873	1,297,011	1,349,217	1,303,740
Noninterest-bearing demand deposits	556,719	515,782	425,796	536,364	373,817
Total equity	196,292	189,105	178,110	192,718	177,017

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.65%	4.44%	4.60%	4.55%	4.95%
Mortgage Banking segment	2.96	2.62	3.10	2.77	3.27
Consumer Finance segment	11.62	11.94	12.92	11.78	13.01
Deposits	0.44	0.54	0.86	0.49	0.94
Net interest margin	4.37	4.33	4.61	4.35	4.76

Asset Quality	6/30/2021	12/31/2020	6/30/2020
Community Banking
Loans, excluding purchased loans and PPP loans	$908,974	$863,293	$813,850
Purchased performing loans[1]	67,529	87,096	114,548
Purchased credit impaired loans[1]	5,370	6,359	7,831
PPP loans[2]	62,029	76,527	86,924
Total loans	$1,043,902	$1,033,275	$1,023,153

Total nonaccrual loans[3]	$2,883	$2,971	$1,734
Other real estate owned (OREO)[4]	857	907	1,103
Total nonperforming assets	$3,740	$3,878	$2,837

Accruing loans past due for 90 days or more	$-	$145	$291

Troubled debt restructurings (TDRs)[3]	$2,898	$3,575	$3,790

Allowance for loan losses (ALL)	$14,834	$15,035	$12,898
Nonperforming assets to loans and OREO	0.36%	0.37%	0.28%
ALL to total loans, excluding purchased credit impaired loans[5]	1.43%	1.46%	1.27%
ALL to total loans, excluding purchased loans and PPP loans	1.63%	1.74%	1.58%
ALL to total nonaccrual loans	514.53%	506.06%	743.83%
Annualized net charge-offs (recoveries) to average loans	0.01%	0.01%	(0.01)%

Mortgage Banking
Nonaccrual loans	$30	$31	$32
Total Loans	$10,469	$6,879	$5,188
ALL	$668	$608	$598
Nonperforming loans to total loans	0.29%	0.45%	0.62%
ALL to total loans	6.38%	8.84%	11.53%

Consumer Finance
Nonaccrual loans	$138	$402	$369
Repossessed automobiles available for sale	$151	$291	$265
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$332,873	$312,252	$300,649
ALL	$23,449	$23,513	$22,598
Nonaccrual loans to total loans	0.04%	0.13%	0.12%
ALL to total loans	7.04%	7.53%	7.52%
Annualized net (recoveries) charge-offs to average total loans	(0.07)%	1.54%	1.99%

________________________

1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.3 million at 6/30/21, $1.8 million at 12/31/20 and $2.4 million at 6/30/20. The remaining discount for purchased credit impaired loans was $5.3 million at 6/30/21, $5.9 million at 12/31/20 and $6.2 million at 6/30/20.
2	The principal amount of outstanding PPP loans was $64.7 million at 6/30/21, $78.7 million at 12/31/20 and $89.8 million at 6/30/20.
3	Total nonaccrual loans include nonaccrual TDRs of $297,000 at 6/30/21, $257,000 at 12/31/20 and $459,000 at 6/30/20.
4	Includes $835,000 for all periods presented related to the land and buildings of the Bellgrade branch, which was consolidated into a nearby branch in 2019.
5	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net Income (Loss):
Community Banking	$3,925	$294	$6,718	$951
Mortgage Banking	1,968	2,321	4,513	3,864
Consumer Finance	2,875	1,638	5,402	3,568
Other	(678)	(510)	(1,378)	(1,001)
Total	$8,090	$3,743	$15,255	$7,382

Net income attributable to C&F Financial Corporation	$8,008	$3,746	$15,069	$7,324

Earnings per share - basic and diluted	$2.19	$1.03	$4.11	$2.01
Weighted average shares outstanding - basic and diluted	3,653,568	3,647,707	3,664,752	3,646,161

Annualized return on average assets	1.50%	0.77%	1.43%	0.78%
Annualized return on average equity	16.49%	8.41%	15.83%	8.34%
Dividends declared per share	$0.40	$0.38	$0.78	$0.76

Mortgage loan originations - Mortgage Banking	$381,308	$448,281	$803,811	$708,631
Mortgage loans sold - Mortgage Banking	437,554	395,494	895,737	621,532

Market Ratios	6/30/2021	12/31/2020
Market value per share	$51.00	$37.11
Book value per share	$56.02	$52.80
Price to book value ratio	0.91	0.70
Tangible book value per share[1]	$48.41	$45.32
Price to tangible book value ratio[1]	1.05	0.82
Price to earnings ratio (ttm)	6.25	6.09

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2021	12/31/2020	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.8%	15.2%	8.0%
Tier 1 risk-based capital ratio	13.0%	12.5%	6.0%
Common equity tier 1 capital ratio	11.4%	10.9%	4.5%
Tier 1 leverage ratio	9.6%	9.6%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.6%	13.8%	8.0%
Tier 1 risk-based capital ratio	13.3%	12.5%	6.0%
Common equity tier 1 capital ratio	13.3%	12.5%	4.5%
Tier 1 leverage ratio	9.8%	9.6%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2021 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2020 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The		For The
	Quarter Ended		Six Months Ended
Reconciliation of Certain Non-GAAP Financial Measures	6/30/2021	6/30/2020	6/30/2021	6/30/2020

Adjusted Net Income and Earnings Per Share
Net income, as reported	$8,090	$3,743	$15,255	$7,382
Merger related expenses[1]	-	347	-	1,132
Branch consolidation[2]	-	222	-	222
Change in tax law	-	(303)	-	(303)
Adjusted net income	$8,090	$4,009	$15,255	$8,433

Weighted average shares - basic and diluted	3,653,568	3,647,707	3,664,752	3,646,161

Earnings per share - basic and diluted, as reported	$2.19	$1.03	$4.11	$2.01
Merger related expenses	-	0.10	-	0.31
Branch consolidation	-	0.06	-	0.06
Change in tax law	-	(0.08)	-	(0.08)
Adjusted earnings per share - basic and diluted	$2.19	$1.11	$4.11	$2.30

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$196,292	$178,110	$192,718	$177,017

Annualized ROE, as reported	16.49%	8.41%	15.83%	8.34%
Adjusted annualized ROE	16.49%	9.00%	15.83%	9.53%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,158,826	$1,955,461	$2,130,188	$1,901,498

Annualized ROA, as reported	1.50%	0.77%	1.43%	0.78%
Adjusted annualized ROA	1.50%	0.82%	1.43%	0.89%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$3,925	$294	$6,718	$951
Merger related expenses[1]	-	347	-	1,032
Branch consolidation[2]	-	222	-	222
Change in tax law	-	(303)	-	(303)
Adjusted net income, community banking segment	$3,925	$560	$6,718	$1,902

Fully Taxable Equivalent Net Interest Income[3]
Interest income on loans	$22,466	$22,204	$44,279	$45,101
FTE adjustment	25	31	45	61
FTE interest income on loans	$22,491	$22,235	$44,324	$45,162

Interest income on securities	$1,352	$1,328	$2,569	$2,611
FTE adjustment	116	138	240	270
FTE interest income on securities	$1,468	$1,466	$2,809	$2,881

Total interest income	$23,866	$23,584	$46,942	$48,362
FTE adjustment	141	169	285	331
FTE interest income	$24,007	$23,753	$47,227	$48,693

Net interest income	$21,728	$20,254	$42,404	$40,857
FTE adjustment	141	169	285	331
FTE net interest income	$21,869	$20,423	$42,689	$41,188

________________________

1	Merger related expenses are net of related income tax benefits of $92,000 and $264,000 for the second quarter and first six months of 2020, respectively.
2	Branch consolidation charges are net of related income taxes of $59,000 for second quarter and first six months of 2020.
3	Assuming a tax rate of 21%.

	6/30/2021	12/31/2020
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$201,201	$193,805
Less goodwill	25,191	25,191
Less other intangible assets	2,134	2,291
Tangible equity attributable to C&F Financial Corporation	$173,876	$166,323

Shares outstanding	3,591,902	3,670,301

Book value per share	$56.02	$52.80
Tangible book value per share	$48.41	$45.32